Exhibit 99

   Printronix Returns to Profitability and Improves Sales in the Third Quarter
                              of Fiscal Year 2004

    IRVINE, Calif.--(BUSINESS WIRE)--Jan. 8, 2004--Printronix, Inc., (Nasdaq:PTNX), the leading manufacturer of integrated enterprise printing solutions for the supply chain, today announced third quarter revenue of $33.9 million, up by 16.7% from the prior quarter and approximately flat with revenue in the year ago quarter. Revenue for the nine-month period ending Dec. 26, 2003 was $93.5 million, down 9.6% from $103.4 million for the same period a year ago.
    The company returned to profitability and reported net income for the quarter of $1.5 million, or $0.24 per diluted share, compared with net income of $0.8 million, or $0.14 per diluted share, in the year ago quarter. Net income for the nine-month period ending Dec. 26, 2003 was $0.6 million, or $0.10 per diluted share, compared with net income of $1.8 million, or $0.31 per diluted share, for same period in fiscal year 2003.
    "During the past two years, Printronix has taken several strategic steps to improve profitability when technology spending picks up," said Bob Kleist, president and CEO of Printronix. "While we've maintained our ability to immediately respond to customer demand, and have continually brought improved solutions to our customers, we've also improved margins to be profitable at a lower level of sales. It is important to note that we achieved strong profit growth over the comparable year ago period despite flat sales. As we look ahead, the market environment has improved to about the same level as a year ago. We believe there are opportunities to improve the longer-term sales prospects of the company, especially as our customer base seeks solutions to the RFID initiatives set into place by both Wal-Mart and the Department of Defense," Mr. Kleist concluded.
    For the third quarter of fiscal year 2004, gross margin was 40.5%, up from 35.2% reported in the same period one year ago due to a stronger Euro, lower warranty expenses, lower provision for excess inventory, and favorable product mix. For the nine-month period, the same factors drove a 300 basis point improvement in year to date gross margin to 37.9% from 34.9% reported for the prior year to date period.
    Operating expenses in the third quarter were $11.9 million, up from $11.1 million in the year ago fiscal period as a result of higher selling and product development costs. Operating expenses for the year to date were $34.1 million, approximately unchanged from $34.3 million in the prior year period.
    The company did not record a tax benefit for U.S. losses incurred during the quarter, which resulted in income taxes remaining constant, compared with the prior year period, on a higher taxable income. On a year to date basis, the company recorded higher income taxes on lower pretax income than the prior year to date period because the company did not record a tax benefit for U.S. losses incurred.
    The company ended the third quarter with cash of $35.2 million, up $9.9 million from the same period a year ago and up $3.8 million from the prior quarter. The company did not repurchase any shares of its common stock during the third quarter of fiscal year 2004. Inventory decreased $1.4 million from the same period last year as the prior year period contained extra inventory in anticipation of a dock strike on the U.S. West Coast ports. Inventory was essentially unchanged from the prior quarter.
    Except for historical information, this press release contains "forward-looking statements" about Printronix, within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as "objectives," "believes," "expects," "plans," "intends," "should," "estimates," "anticipates," "forecasts," "projections," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including: adverse business conditions and a failure to achieve growth in the computer industry and in the economy in general; the ability of the company to achieve growth in the Asia Pacific market; adverse political and economic events in the company's markets; a worsening of the global economy due to general conditions; a worsening of the global economy resulting from terrorist attacks or risk of war; a worsening of the global economy resulting from a resurgence of SARS (Severe Acute Respiratory Syndrome); the ability of the company to maintain our production capability in our Singapore plant or obtain product from our Asia Pacific suppliers should a resurgence of SARS occur; the ability of the company to hold or increase market share with respect to line matrix printers; the ability of the company to successfully compete against entrenched competition in the thermal printer market; the ability of the company to adapt to changes in requirements for RFID products by Wal-Mart and/or the Department of Defense or others; the ability of the company to attract and to retain key personnel; the ability of the company's customers to achieve their sales projections, upon which the company has in part based its sales and marketing plans; the ability of the company to retain its customer base and channel; the ability of the company to compete against alternate technologies for applications in our markets; and the ability of the company to continue to develop and market new and innovative products superior to those of the competition and to keep pace with technological change. The company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

    About Printronix, Inc.

    Printronix Inc., (Nasdaq:PTNX) is a global leader enabling printing technologies for the industrial marketplace and distribution supply chain. It is the world's best-selling line matrix printer manufacturer and has earned an outstanding reputation for its high-performance thermal and fanfold laser printers. In addition, Printronix adapts new technologies to create innovative programs, including RFID "smart label" and wireless mobile printers. Printronix's integrated network programs, such as Online Data Validation (ODV(TM)) and PrintNet(R) Enterprise, improve the printing of bar codes, labels and forms while verifying accuracy and offering unparalleled diagnostic technology. Based in Irvine, Calif., Printronix has operations worldwide. For more information: www.printronix.com.


Printronix Inc., and Subsidiaries
                Consolidated Statements of Operations (Unaudited)

        (Dollars in Thousands, Except Share and Per Share Data)

                 Three Months Ended                Nine Months Ended
                 12/26/03    9/26/03   12/27/02   12/26/03   12/27/02

Revenue           $33,909    $29,059    $34,132    $93,506   $103,441
Cost of sales      20,181     18,417     22,121     58,093     67,309
Gross margin       13,728     10,642     12,011     35,413     36,132
Engineering and
 development        4,014      3,980      3,754     11,808     11,893
Sales and
 marketing          5,726      5,373      5,178     16,183     15,777
General and
 administrative     2,195      1,818      2,132      6,069      6,617
Total operating
 expenses          11,935     11,171     11,064     34,060     34,287
Income (loss)
 from operations    1,793       (529)       947      1,353      1,845
Other expense
 (income), net        110         74        (77)       224       (458)
Income (loss)
 before taxes       1,683       (603)     1,024      1,129      2,303
Provision for
 taxes                209        331        205        542        461
Net income
 (loss)            $1,474      $(934)      $819       $587     $1,842

Earnings (Loss) Per Share:
Basic               $0.25     $(0.17)     $0.14      $0.10      $0.31
Diluted             $0.24     $(0.17)     $0.14      $0.10      $0.31

Shares Used in Earnings (Loss) Per Share Computation:
Basic           5,794,137  5,643,335  5,814,230  5,660,517  5,851,855
Diluted         6,044,303  5,643,335  5,966,407  5,863,057  6,027,064

Gross margin %       40.5%      36.6%      35.2%      37.9%      34.9%
Operating
 expenses %          35.2%      38.4%      32.4%      36.4%      33.1%
Income (loss)
 from operations
 %                    5.3%      -1.8%       2.8%       1.4%       1.8%
Net income
 (loss) %             4.3%      -3.2%       2.4%       0.6%       1.8%

                Consolidated Balance Sheets (Unaudited)
                        (Dollars in Thousands)

                 12/26/03    9/26/03   12/27/02
Assets
Cash and
 equivalents      $35,154    $31,364    $25,272
Accounts
 receivable, net   16,719     15,191     18,883
Inventory, net     13,593     13,566     15,028
Other current
 assets             5,666      5,679      5,783
Plant and
 equipment, net    35,941     36,991     40,198
Other assets          682        621        631
    Total assets $107,755   $103,412   $105,795

Liabilities and
 Stockholders'
 Equity
Short-term debt      $700       $700       $700
Accounts payable    6,620      4,986      8,159
Other current
 liabilities       11,950     11,645     12,287
Other long-term
 liabilities       14,778     14,888     15,063
Stockholders'
 equity            73,707     71,193     69,586
 Total
  liabilities
  and
  stockholders'
  equity         $107,755   $103,412   $105,795



    CONTACT: Printronix, Inc., Irvine
             Robert A. Kleist, 714-368-2863
             George L. Harwood, 714-368-2384
             or
             EVC Group, LLC (Investors)
             Douglas M. Sherk, 415-896-6818
             dsherk@evcgroup.com
             or
             Jennifer Beugelmans, 415-896-6817
             jcohn@evcgroup.com
             or
             WunderMarx, Inc. (Media)
             Cara Good, 949-860-2434, ext. 312
             cgood@wundermarx.com